Exhibit 10.6

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT, dated as of [•] (this “Agreement”), is by and between Cantor Fitzgerald, L.P., a Delaware limited partnership (“Cantor”), and Newmark Group, Inc., a Delaware corporation (“Newmark”).

WHEREAS, Cantor holds (a) shares of common stock of BGC Partners, Inc., a Delaware corporation (“BGC Partners”) and (b) partnership interests in BGC Holdings, L.P., a Delaware limited partnership (“BGC Holdings”),

WHEREAS, BGC Partners, BGC Holdings, BGC Partners, L.P., a Delaware limited partnership (“BGC U.S. Opco,” and, together with BGC Holdings and BGC Partners, the “BGC Entities”), Newmark, Newmark Holdings, L.P., a Delaware limited partnership (“Newmark Holdings”), Newmark Partners, L.P., a Delaware limited partnership (“Newmark Opco,” and, together with Newmark and Newmark Holdings, the “Newmark Entities”) and, for the limited purposes set forth therein, Cantor and BGC Global Holdings, L.P., a Cayman Islands exempted limited partnership, entered into that certain Separation and Distribution Agreement, dated as of [•] (the “Separation Agreement”), pursuant to which, among other things, the BGC Entities have agreed to separate the Transferred Business (as defined in the Separation Agreement, the “Newmark Business”) from the remainder of the businesses of the BGC Entities (the “Separation”);

WHEREAS, pursuant to the Separation Agreement and as part of the Separation, (a) BGC U.S. Opco shall effect the Opco Partnership Division (as defined herein), (b) BGC Holdings shall effect the Holdings Partnership Division (as defined herein) and (c) BGC Partners shall contribute, assign and otherwise transfer the assets and the liabilities of the Newmark Business, including the limited partnership interests in Newmark Opco received in the Opco Partnership Division and interests in certain Subsidiaries of BGC Partners that hold assets of the Newmark Business (including interests in Newmark GP, LLC, a Delaware limited liability company and the general partner of Newmark Holdings received in the Holdings Partnership Division) to Newmark in exchange for shares of Class A common stock, par value $0.01 per share, of Newmark (“Newmark Class A Common Stock,”) and Class B common stock, par value $0.01 per share, of Newmark (“Newmark Class B Common Stock,” and, together with the Newmark Class A Common Stock, “Newmark Common Stock”) (the “Contribution”);

WHEREAS, (a) after the Contribution, Newmark shall offer and sell a number of shares of Newmark Class A Common Stock (the “IPO”) and (b) after the IPO, BGC Partners currently intends to effect the distribution of the shares of Newmark Common Stock then held by BGC Partners to the shareholders of BGC Partners (the “Distribution”);

WHEREAS, in connection with the Separation and pursuant to the Holdings Partnership Division, Cantor and other holders of exchangeable limited partnership interests in BGC Holdings (including Cantor) will receive, with respect to such exchangeable limited partnership interests, exchangeable limited partnership interests in Newmark Holdings, and following the Holdings Partnership Division, Newmark Holdings may issue other exchangeable limited partnership interests in Newmark Holdings or other limited partnership interests in Newmark Holdings may be designated as exchangeable limited partnership interests (any Newmark

Interests (as defined herein) that are exchangeable pursuant to Section 8.01 of the Newmark Holdings Limited Partnership Agreement (as defined herein) or pursuant to Section 8.01 of the BGC Holdings Limited Partnership Agreement (as defined herein), as applicable, the “Exchangeable Interests”);

WHEREAS, Exchangeable Interests shall be exchangeable with Newmark for Newmark Class B Common Stock or Newmark Class A Common Stock, as applicable (on the terms and subject to the conditions set forth in the Newmark Holdings Limited Partnership Agreement and the Newmark Separation Agreement and subject to adjustment as set forth in the Newmark Holdings Limited Partnership Agreement (as defined herein)) (such an exchange, a “Regular Exchange”);

WHEREAS, (a) during the period beginning after the IPO and ending at the time of the Distribution (the “Interim Period”), Exchangeable Interests shall be exchangeable, together with exchangeable limited partnership interests in BGC Holdings, with BGC Partners for Class B common stock, par value $0.01 per share, of BGC Partners or Class A common stock, par value of $0.01 per share, of BGC Partners, as applicable (on the terms and subject to the conditions set forth in the BGC Holdings Limited Partnership Agreement) (such an exchange, an “Interim BGC Partners Exchange”), (b) following any Interim BGC Partners Exchange, Newmark Holdings shall redeem the Exchangeable Interests acquired by BGC Partners pursuant to such Interim BGC Partners Exchange from BGC Partners in exchange for limited partnership interests in Newmark Opco (a “Redemption Interest”) and (c) BGC Partners shall contribute any such Redemption Interest to Newmark as part of the Contribution (the “Interim Interest Contribution”);

WHEREAS, Regular Exchanges shall be effected pursuant to Section 8.01 of the Newmark Holdings Limited Partnership Agreement and Interim BGC Partners Exchanges shall be effected pursuant to Section 8.01 of the BGC Holdings Limited Partnership Agreement, in each case, via the transfer by an Exchangeable Holder (as defined herein) of Exchangeable Interests to Newmark, or, pursuant to an Interim BGC Partners Exchange, to BGC Partners, in transactions that may result in the recognition of gain or loss for Federal Income Tax (as defined herein) purposes by such Exchangeable Holder (each, a “Taxable Exchange”), as described herein;

WHEREAS, each of Newmark Holdings and Newmark Opco intends to have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined herein) in which any Taxable Exchange occurs, which election may result in an adjustment to Newmark’s share (or, in the case of an Interim BGC Partners Exchange, BGC Partners’ share) of the tax basis of the tangible and intangible assets owned by Newmark Opco as of the date of any such Taxable Exchange;

WHEREAS, the income, gain, loss, expense and other Tax (as defined herein) items of Newmark may be affected by the Basis Adjustment (as defined herein) and the Imputed Interest (as defined herein) and, in the case of a Basis Adjustment resulting from an Interim BGC Partners Exchange, the Interim Interest Contribution; and

WHEREAS, to preserve the arrangements contemplated by that certain Tax Receivable Agreement, dated as of March 31, 2008, by and among Cantor and BGC Partners, LLC, in connection with the 2017 Separation, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Covered Taxes (as defined herein) of Newmark.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accounting Firm” means, as of any time, the accounting firm that prepares the audited financial statements of Newmark.

“Agreed Rate” means LIBOR plus 200 basis points.

“Agreement” is defined in the preamble.

“Audit Committee” means the audit committee of Newmark.

“Basis Adjustment” means the increase or decrease to the tax basis of any Newmark Opco’s tangible or intangible assets with respect to Newmark under Sections 743(b) and 754 of the Code and the comparable sections of U.S. state and local income and franchise Tax law as a result of any Taxable Exchange (regardless of whether such increase or decrease to the tax basis with respect to Newmark arises as a direct result of such Taxable Exchange or as a result of Newmark succeeding to any such increase or decrease in tax basis with respect to BGC Partners arising upon an Interim BGC Partners Exchange as a result of the related Interim Interest Contribution). To the extent permitted by law, any amount paid pursuant to this Agreement shall be taken into account in computing such Basis Adjustments. For the avoidance of doubt, payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“BGC Entities” is defined in the recitals.

“BGC Holdings” is defined in the recitals.

“BGC Holdings Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of BGC Holdings, as amended from time to time.

“BGC Partners” is defined in the recitals.

“BGC Partners Group” means BGC Partners and its Subsidiaries (other than Newmark and its Subsidiaries).

“BGC Partners TRA” means the Amended and Restated Tax Receivable Agreement, dated as of [•], by and between Cantor and BGC Partners, as may be amended following such date.

“BGC Partners TRA Basis Adjustment” has the meaning ascribed to the term “Basis Adjustment” in the BGC Partners TRA, but only to the extent such adjustment relates to any tangible or intangible asset owned by Newmark OpCo.

“BGC U.S. Opco” is defined in the recitals.

“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in the City of New York.

“Cantor” is defined in the preamble.

“Change Notice” is defined in Section 4.01 of this Agreement.

“Code” is defined in the recitals.

“Contribution” is defined in the recitals.

“Covered Taxable Year” means any Taxable Year of Newmark ending after the IPO Closing Date (as defined in the Separation Agreement) and on or before the end of the first Taxable Year ending after all Exchangeable Interests have been transferred to Newmark and in which all related Tax benefits have either been utilized or have expired.

“Covered Tax Benefits” for any Covered Taxable Year means 85% of the Realized Tax Benefits (as defined herein).

“Covered Tax Detriments” for any Covered Taxable Year means 85% of the Realized Tax Detriment (as defined herein).

“Covered Taxes” means Federal Income Taxes and U.S. state and local income and franchise Taxes.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local income or franchise Tax law, as applicable; provided, however, that such term shall be deemed to include any settlement as to which Cantor has consented pursuant to Section 7.01.

“Distribution” is defined in the recitals.

“Early Termination Notice” is defined in Section 5.02 of this Agreement.

“Early Termination Payment” is defined in Section 5.01 of this Agreement.

“Escrow” is defined in Section 3.01(a) of this Agreement.

“Escrow Agent” is defined in Section 3.01(a) of this Agreement.

“Exchange” is defined in the recitals.

“Exchangeable Holder” means (a) Cantor, (b) any Exchangeable Limited Partner, (c) any other Person whose Newmark Interests are exchangeable as of immediately following the Holdings Partnership Division and (d) any other Person whose Newmark Interests become exchangeable pursuant to Section 8.01 of the Newmark Holdings Limited Partnership Agreement.

“Exchangeable Interests” is defined in the recitals.

“Exchangeable Limited Partner” has the meaning ascribed to such term in the Newmark Holdings Limited Partnership Agreement.

“Federal Income Tax” means any tax imposed under Subtitle A of the Code or any other provision of U.S. Federal income tax law (including, without limitation, the taxes imposed by Sections 11, 55, 59A, 881, 882, 884 and 1201(a) of the Code), and any interest, additions to tax or penalties applicable or related to such tax.

“Governmental Entity” means any federal, state, local, provincial or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign.

“Holdings Partnership Division” has the meaning ascribed to such term in the Separation Agreement.

“Hypothetical Tax Liability” means, with respect to any Covered Taxable Year, the liability for Covered Taxes of Newmark using the same methods, elections, conventions and similar practices used on Newmark’s actual Tax Returns but without regard to any depreciation or amortization deductions attributable to any Basis Adjustment (and without regard to amounts that effectively reduce depreciation or amortization deductions or create ordinary income by reason of a negative adjustment under Section 743) or Imputed Interest that were taken into account in computing the actual liability for Covered Taxes of Newmark for such Covered Taxable Year.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code (or any successor U.S. Federal income tax statute) and the similar section of the applicable U.S. state or local income or franchise Tax law with respect to Newmark’s payment obligations under this Agreement.

“Interim BGC Partners Exchange” is defined in the recitals.

“Interim Interest Contribution” is defined in the recitals.

“Interim Period” is defined in the recitals.

“IPO” is defined in the recitals.

“IRS” means the U.S. Internal Revenue Service.

“Joint Return” means any Tax Return of BGC Partners or of Newmark that is not a Separate Return.

“LIBOR” means, for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the data source most customarily relied upon for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Newmark” is defined in the preamble.

“Newmark Business” is defined in the recitals.

“Newmark Class A Common Stock” is defined in the recitals.

“Newmark Class B Common Stock” is defined in the recitals.

“Newmark Common Stock” is defined in the recitals.

“Newmark Entities” is defined in the recitals.

“Newmark Group” means Newmark and its Subsidiaries.

“Newmark Holdings” is defined in the recitals.

“Newmark Holdings Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Newmark Holdings, as amended from time to time.

“Newmark Interest” has the meaning ascribed to the term “Interest” in the Newmark Holdings Limited Partnership Agreement.

“Newmark Opco” is defined in the recitals.

“Newmark Payment” is defined in Section 6.01 of this Agreement.

“Newmark Separate Return” means any Separate Return of Newmark.

“Opco Partnership Division” has the meaning ascribed to such term in the Separation Agreement.

“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or Governmental Entity.

“Proceeding” is defined in Section 8.08 of this Agreement.

“Proposed Early Termination Payment” is defined in Section 5.02 of this Agreement.

“Realized Tax Benefit” means, for a Covered Taxable Year, the excess, if any of the Hypothetical Tax Liability for such Covered Taxable Year over the actual liability for Covered Taxes of Newmark for such Covered Taxable Year. To the extent permitted by law, any amount paid pursuant to this Agreement shall be taken into account in computing the Realized Tax Benefit.

“Realized Tax Detriment” means, for a Covered Taxable Year, the excess, if any, of the actual liability for Covered Taxes of Newmark for such Covered Taxable Year over the Hypothetical Tax Liability for such Covered Taxable Year.

“Reconciliation Procedures” shall mean those procedures set forth in Section 8.09 of this Agreement.

“Redemption Interest” is defined in the recitals.

“Regular Exchange” is defined in the recitals.

“Revised Schedule” is defined in Section 2.01(b).

“Scheduled Termination Date” shall mean the date on which this Agreement would terminate in the absence of an Early Termination Notice (or such other date mutually agreed to by the parties).

“Senior Obligations” is defined in Section 6.01 of this Agreement.

“Separate Return” means (a) in the case of any Tax Return of Newmark (including any consolidated, combined, unitary or similar Tax Return), any such Tax Return that does not include BGC Partners or any other member of the BGC Partners Group and (b) in the case of any Tax Return of BGC Partners (including any consolidated, combined, unitary or similar Tax Return), any such Tax Return that does not include Newmark or any other member of the Newmark Group.

“Separation” is defined in the recitals.

“Separation Agreement” is defined in the recitals.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person, any corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Tax” or “Taxes” means all forms of taxation or duties imposed, or required to be collected or withheld, including, without limitation, charges, together with any related interest, penalties or other additional amounts.

“Taxable Exchange” is defined in the recitals.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of U.S. state or local income or franchise Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Taxing Authority” means the IRS and any other state, local, foreign or other Governmental Entity responsible for the administration of Taxes.

“Tax Matters Agreement” means that certain Tax Matters Agreement entered into as of [•], 2017, by and among the BGC Entities and the Newmark Entities.

“Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including amended returns that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

“Tax Schedule” is defined in Section 2.01(a) of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions of succeeding provisions) as in effect for the relevant taxable period.

ARTICLE II

Determination of Realized Tax Benefit or Realized Tax Detriment

SECTION 2.01. (a) Tax Schedule. At least 45 days prior to the due date (including extensions) for the U.S. federal income Tax Return of Newmark for a Covered Taxable Year (or, if applicable, the U.S. federal income Tax Return of BGC Partners if Newmark is included in such Tax Return for a Covered Taxable Year and Newmark does not file a U.S. federal income Tax Return that is a Newmark Separate Return for such Taxable Year), Newmark shall provide to Cantor a schedule (the “Tax Schedule”) showing the computation of the Covered Tax Benefit (if any), the Covered Tax Detriment (if any) and the Tax Benefit Payment (determined in accordance with Section 3.01(b)) (if any) for such Covered Taxable Year, together with work papers providing reasonable detail regarding the computation of such items. Newmark shall allow Cantor reasonable access to the appropriate representatives at Newmark and its Subsidiaries and the Accounting Firm in connection with its review of the Tax Schedule and workpapers. Subject to the other provisions of this Agreement, the items reflected on a Tax Schedule shall become final 30 calendar days after delivery of such Tax Schedule to Cantor unless Cantor, during such 30 calendar days period, provides Newmark with written notice of a material objection thereto made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 15 calendar days, Newmark and Cantor shall employ the Reconciliation Procedures.

(b) Revised Schedule. Notwithstanding that the Covered Tax Benefit (if any), the Covered Tax Detriment (if any) and the Tax Benefit Payment (if any) for a Covered Taxable Year may have become final under Section 2.01(a), such items shall be revised to the extent necessary to reflect (i) a Determination, (ii) inaccuracies in the original computation as a result of factual information that was not previously taken into account, (iii) a change attributable to a carryback or carryforward of a loss or other tax item, (iv) a change attributable to an amended Tax Return filed for such Covered Taxable Year (provided, however, that such a change attributable to an audit of a Tax Return by an applicable Taxing Authority relating to the deductibility of depreciation or amortization deductions attributable to any Basis Adjustment shall not be taken into account under this Section 2.01(b) unless and until there has been a Determination with respect to such change) or (v) to comply with the expert’s determination under the Reconciliation Procedures. The parties shall cooperate in connection with any proposed revision to the Covered Tax Benefit (if any), the Covered Tax Detriment (if any) and the Tax Benefit Payment (if any) for a Covered Taxable Year. The party proposing a change to such an item shall provide the other party a schedule (a “Revised Schedule”) showing the computation and explanation of such revision, together with work papers providing reasonable detail regarding the computation of such items. Subject to the other provisions of this Agreement, such revised Covered Tax Benefit (if any), revised Covered Tax Detriment (if any) and/or revised Tax Benefit Payment (if any) shall become final 30 calendar days after delivery of such Revised Schedule unless the other party, during such 30 calendar days period, provides written notice of a material objection thereto made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 15 calendar days, Newmark and Cantor shall employ the Reconciliation Procedures.

(c) Applicable Principles. It is the intention of the parties for Newmark to pay Cantor (subject to the escrow) 85% of the additional Covered Taxes that Newmark would have been required to pay on Tax Returns that have actually been filed but for any depreciation or amortization deductions attributable to any Basis Adjustment (and any Imputed Interest) and this Agreement shall be interpreted in accordance with such intention. Such amount shall be determined using a “with and without” methodology. Carryovers or carrybacks of any tax item shall be considered to be subject to the rules of the Code (or any successor U.S. Federal income tax statute) and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology.

(d) Relevant Taxes and Tax Returns. Notwithstanding anything herein to the contrary, (x) the computation of Realized Tax Benefits and Realized Tax Detriments for any Covered Taxable Year shall be performed by taking into account only Covered Taxes (and the related Hypothetical Tax Liability) reported or required to be reported on a Newmark Separate Return for such Covered Taxable Year, and (y) any Taxes affected by a Basis Adjustment (and the related Hypothetical Tax Liability) to the extent reported on a Joint Return for a Covered Taxable Year shall not be taken into account for purposes of this Agreement (it being understood that the effect of a Basis Adjustment on any Taxes reported on a Joint Return and any liability to Cantor for Tax benefits realized in respect thereof shall be governed by the BGC Partners TRA).

ARTICLE III

Tax Benefit Payments

SECTION 3.01. Payments. (a)Within 3 Business Days of the Tax Schedule for any Covered Taxable Year becoming final under Section 2.01(a), Newmark shall pay (i) to Cantor an amount equal to 80% of the Tax Benefit Payment (determined in accordance with Section 3.01(b)) and (ii) to a national bank mutually agreeable to Newmark and Cantor as escrow agent (the “Escrow Agent”), an amount equal to 20% of such Tax Benefit Payment. The Escrow Agent shall hold each Tax Benefit Payment it receives in escrow (the “Escrow”) pursuant to a mutually agreeable escrow agreement between Newmark and Cantor until the expiration of the applicable statute of limitations attributable to the Covered Taxable Year to which such Tax Benefit Payment relates. Each Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank accounts of Cantor and the Escrow Agent previously designated by such parties to Newmark.

(b) A “Tax Benefit Payment” shall equal, with respect to any Covered Taxable Year, the amount of Covered Tax Benefits, if any, for a Covered Taxable Year;

increased by:

(i) the interest calculated at the Agreed Rate from the due date (without extensions) for filing the Tax Return with respect to Covered Taxes for such Covered Taxable Year); and

(ii) any increase in the Covered Tax Benefit or reduction in the Covered Tax Detriment that has become final under Section 2.01(b);

and decreased, but without duplication of amount reimbursed pursuant to Section 3.02, by:

(iii) any Covered Tax Detriment for a previous Covered Taxable Year; and

(iv) any decrease in the Covered Tax Benefit or increase in the Covered Tax Detriment that has become final under Section 2.01(b);

provided, however, that (A) the amounts described in Section 3.01(b)(ii), (iii) and (iv) shall not be taken into account in determining a Tax Benefit Payment attributable to any Covered Taxable Year to the extent of such amounts were taken into account in determining any Tax Benefit Payment in a preceding Covered Taxable Year and (B) the amounts described in Section 3.01(b)(iii) and (iv) shall not be taken into account in determining a Tax Benefit Payment attributable to any Covered Taxable Year to the extent such amounts actually reduced (but not below zero) the Tax Benefit Payment actually made by Newmark for a previously Covered Taxable Year.

SECTION 3.02. Reimbursement and Indemnification. (a)To the extent that there is a Determination that a deduction for depreciation or amortization attributable to a Basis Adjustment taken into account in computing a Tax Benefit Payment or Imputed Interest taken into account in computing a Tax Benefit Payment is not available, Cantor shall promptly (i) reimburse Newmark for any prior payment made to Cantor in respect of such deductions for depreciation, amortization or Imputed Interest and (ii) without duplication, indemnify Newmark and hold it harmless with respect to any interest or penalties and any other losses in respect of the disallowance of such deductions (together with reasonable attorneys’ and accountants’ fees incurred in connection with any related Tax contest, but the indemnity for such reasonable attorneys’ and accountants’ fees shall only apply to the extent Cantor is permitted to control such contest). For the avoidance of doubt, the parties agree and acknowledge that Cantor shall not have any payment or reimbursement obligation to Newmark in respect of any Covered Tax Detriment, except as contemplated by this Section 3.02 and except for the reduction (but not below zero) of amounts that would otherwise be due Cantor pursuant to Section 3.01(b). For the further avoidance of doubt and by way of example, if $20 of depreciation is claimed in Year 1 resulting in a $10 Covered Tax Benefit and Tax Benefit Payment in the same amount to Cantor in Year 2, and the Year 1 depreciation is later disallowed by the IRS, the amount of the payment from Cantor to Newmark under this Section 3.02(a) shall include an amount equal to the $10 Tax Benefit Payment paid with respect to such disallowed depreciation plus the amount of interest and penalties, if any, paid by Newmark with respect to such disallowed depreciation plus any tax savings taken into account in computing the Tax Benefit Payment for other Covered Taxable Years that will be disallowed as a result of such payment (e.g., Imputed Interest) plus any Tax imposed on Newmark as a result of such payment.

(b) Any reimbursement or indemnification payments by Cantor pursuant to this Section 3.02 shall be satisfied first from the amounts in Escrow (to the extent funded in respect of the Covered Tax Benefit(s) to which such reimbursement or indemnification payments relate).

SECTION 3.03. No Duplicative Payments. No duplicative payment of any amount (including interest) will be required under this Agreement.

ARTICLE IV

Change Notices

SECTION 4.01. Change Notices. If Newmark, Newmark Holdings, Newmark Opco or any of their respective Subsidiaries receives a 30-day letter, a final audit report, a statutory notice of deficiency or similar written notice from any Taxing Authority with respect to the Tax treatment of any Taxable Exchange (a “Change Notice”), which, if sustained, would result in (i) a reduction in the amount of Realized Tax Benefit with respect to a Covered Taxable Year preceding the Taxable Year in which the Change Notice is received or (ii) a reduction in the amount of Tax Benefit Payments Newmark will be required to pay to Cantor with respect to Covered Taxable Years after and including the Taxable Year in which the Change Notice is received, and which, if determined adversely to the recipient of the Change Notice or after the lapse of time would be grounds for indemnification or reimbursement by Cantor under Section 3.02(a), prompt written notice shall be given to Cantor, provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

ARTICLE V

Termination

SECTION 5.01. Early Termination of Agreement. Newmark may terminate this Agreement with the approval by a majority of the independent directors of Newmark by paying to Cantor an agreed value of payments remaining to be made under this Agreement (the “Early Termination Payment”) as of the date of the Early Termination Notice (as defined herein). Upon payment of the Early Termination Payment by Newmark, Newmark shall have no further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by Newmark and Cantor as due and payable but unpaid as of the Early Termination Notice and (b) any Tax Benefit Payment due for the Covered Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (a) or (b) is included in the Early Termination Payment).

SECTION 5.02. Early Termination Notice. If Newmark chooses to request early termination under Section 5.01 above, Newmark shall deliver to Cantor a notice (the “Early Termination Notice”) specifying Newmark’s intention to request early termination and showing in reasonable detail its calculation of the Early Termination Payment (the “Proposed Early Termination Payment”). At the time Newmark delivers the Early Termination Notice to Cantor, Newmark shall (a) deliver to Cantor schedules and work papers providing reasonable detail regarding the calculation of the Proposed Early Termination Payment and a letter from a nationally recognized accounting firm supporting such calculation and (b) allow Cantor reasonable access to the appropriate representatives at Newmark and its Subsidiaries and such accounting firm (and the Accounting Firm) in connection with its review of such calculation. Within 30 days after receiving such calculation, Cantor shall notify Newmark whether it agrees to or objects to the Proposed Early Termination Payment. The Proposed Early Termination Payment shall only become final and binding on the parties if Cantor agrees in writing to the value of the Proposed Early Termination Payment within such 30 day period (or such shorter period as may be mutually agreed in writing by the parties). If Cantor and Newmark cannot agree upon the value of the Early Termination Payment, this Agreement will remain in full force and effect. For the avoidance of doubt, Newmark shall have no obligation to request early termination under Section 5.01.

SECTION 5.03. Payment upon Early Termination. Within 3 calendar days of an agreement between Cantor and Newmark as to the value of the Early Termination Payment, Newmark shall pay to Cantor an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by Cantor.

ARTICLE VI

Subordination and Late Payments

SECTION 6.01. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by Newmark to Cantor under this Agreement (a “Newmark Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any debt of Newmark (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of Newmark that are not Senior Obligations.

SECTION 6.02. Late Payments by Newmark. The amount of all or any portion of a Newmark Payment not made to Cantor when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Agreed Rate and commencing from the date on which such Newmark Payment was due and payable.

ARTICLE VII

No Disputes; Consistency; Cooperation

SECTION 7.01. Cantor Participation in Newmark Tax Matters. Except as otherwise provided herein and the Tax Matters Agreement, Newmark shall have full responsibility for, and sole discretion over, all Tax matters concerning Newmark, Newmark Holdings, Newmark Opco and their respective Subsidiaries, including, without limitation, the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, Newmark shall notify Cantor of, and keep Cantor reasonably informed with respect to, and Cantor shall have the right to participate in and monitor (but, for the avoidance of doubt, not to control) the portion of any audit of Newmark, Newmark Holdings, Newmark Opco and their respective Subsidiaries, as applicable, by a Taxing Authority the outcome of which is reasonably expected to affect Cantor’s rights under this Agreement or the BGC Partners TRA (if any). Newmark shall provide to Cantor reasonable opportunity to provide information and other input to Newmark and its advisors concerning the conduct of any such portion of such audits. None of Newmark, Newmark Holdings, Newmark Opco or their respective Subsidiaries, as applicable, shall settle or otherwise resolve any audit or other challenge by a Taxing Authority relating to the Basis Adjustment or the BGC Partners TRA Basis Adjustment (if any) without the consent of the Audit Committee and Cantor, which consent Cantor shall not unreasonably withhold, condition or delay.

SECTION 7.02. Tax Positions. Newmark shall determine after consultation with Cantor the extent to which it is permitted to claim any depreciation or amortization deductions attributable to the Basis Adjustments, and the amount and deductibility of any Imputed Interest, and such deduction shall be taken into account in computing the Realized Tax Benefits so long as the Accounting Firm agrees that it is at least more likely than not that such deduction is available. For purposes of this Agreement, a tax position shall not be considered permitted by law unless the Accounting Firm is at a “more likely than not” or higher level of comfort with respect to such tax position.

SECTION 7.03. Cooperation. Cantor shall (and shall cause its affiliates to) (a) furnish to Newmark in a timely manner such information, documents and other materials as Newmark may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make its employees available to Newmark and its representatives to provide explanations of documents and materials and such other information as Newmark or its representative may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter.

ARTICLE VIII

General Provisions

SECTION 8.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth in Schedule A, or pursuant to such other instructions as may be designated in writing by the party to receive such notice. Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

SECTION 8.02. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 8.03. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 8.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to applicable principles of conflict of laws.

SECTION 8.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 8.06. Successors; Assignment; Amendments. Cantor may not assign this Agreement to any person without the prior written consent of Newmark and the Audit Committee, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Cantor may pledge some or all of its rights, interests or entitlements under this Agreement to any U.S. money center bank in connection with a bona fide loan or other indebtedness; provided further, however, that Cantor may assign its rights to a wholly-owned Subsidiary of Cantor without the prior written consent of Newmark. Newmark may not assign any of their rights, interests or entitlements under this Agreement without the consent of Cantor, not to be unreasonably withheld or delayed; provided, however, that Newmark may assign its rights to a wholly-owned subsidiary of Newmark without the prior written consent of Cantor; provided, further, however, that no such assignment shall relieve Cantor or Newmark of any of its obligations hereunder. Subject to each of the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns including any acquirer of all or substantially all of the assets of Newmark. Any amendment to this Agreement will be subject to approval by a majority of the independent directors of Newmark.

SECTION 8.07. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 8.08. Submission to Jurisdiction; Waivers. With respect to any suit, action or proceeding relating to this Agreement (collectively, a “Proceeding”), each party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the States of New York and Delaware and any court of the U.S. located in the Borough of Manhattan in New York City or the State of Delaware; (b) waives any objection which such party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party; (c) consents to the service of process at the address set forth for notices in Schedule A; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable law; and (d) waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Proceeding.

SECTION 8.09. Reconciliation. In the event that Newmark and Cantor are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert in the particular area of disagreement employed by a nationally recognized accounting firm or a law firm (other than the Accounting Firm), which expert is mutually acceptable to all parties and the Audit Committee. If the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement in the amount proposed by Newmark and such Tax Return shall be filed as prepared by Newmark, subject to adjustment or amendment upon resolution.

The determinations of the expert pursuant to this Section 8.09 shall be binding on Newmark and its Subsidiaries, Newmark Holdings, Newmark Opco and Cantor absent manifest error.

SECTION 8.10. Withholding. Newmark and the Escrow Agent shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as Newmark and the Escrow Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Newmark or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Cantor.

[Signature pages follow]

IN WITNESS WHEREOF, Newmark and Cantor have duly executed this Agreement as of the date first written above.

NEWMARK GROUP, INC.

By
Name:
Title:

CF GROUP MANAGEMENT, INC.
General Partner, Cantor Fitzgerald, L.P.

By
Name:
Title:

CANTOR FITZGERALD, L.P.

By
Name:
Title:

[Signature Page to the Tax Receivable Agreement, dated as of [•], 2017,

by and between Newmark Group, Inc. and Cantor Fitzgerald, L.P.]

Schedule A

Pursuant to Section 8.01 of this Agreement, all notices under this Agreement shall be delivered as set forth below:

if to Newmark:

Newmark Group, Inc.

125 Park Avenue

New York, New York 10017

Attention: General Counsel

Fax No.: (212) 610-2200

if to Cantor:

Cantor Fitzgerald, L.P.

110 East 59th Street

New York, New York 10022

Attention: General Counsel

Fax No.: (212) 829-4708

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telecopy: (212) 403-1306

Attention: Joshua M. Holmes, Esq.

                 Tijana J. Dvornic, Esq.